Exhibit 3.68

FILED

In the office of the

Secretary of State of Texas

MAY 14 1982

CLERK HC

Corporation Division

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment of its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Universal Engineering Services, Inc.

ARTICLE TWO

The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on May 10, 1982.

1. Article Seven is amended to read:

(1) The number of directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws. The number of directors constituting board of directors is three and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address

Mr. R. T. Benson	5505 E. 51st St. Tulsa, Oklahoma 74135

Mr. Wiley H. Hatcher	Grand Gulf Road Port Gibson, Mississippi 39150

Mr. Jay Kolb	3000 One Shell Plaza Houston, Texas 77002

(2) The corporation may enter into contracts or transact business with one or more of its directors or officers, or with any corporation, firm or association in which any of its directors or officers are shareholders, directors, officers, members, employees or otherwise interested; and no such contract or other transaction shall be void or voidable or otherwise affected by reason of such directorship or office in the corporation or such interest in such other corporation, firm or association, notwithstanding that a director or directors having such interest are present and counted in determining the existence of a quorum at a meeting of the Board of Directors of the corporation which acts upon or in reference to such contract or transaction, and notwithstanding that the vote of such director or directors shall have been necessary to authorize, approve, ratify, or otherwise obligate that corporation upon such contract or transaction, provided that the fact of such interest shall be disclosed or otherwise made known to the Board of Directors, or a majority thereof, at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction; nor shall any director or officer be liable to account to this corporation for any profits realized by or from or through any such transaction or contract of the corporation by reason of such directorship, office, or interest.

2. Article Nine is added, reading as follows:

No shareholder of the corporation shall be reason of his holding shares of any class have any preemptive or Preferential right to acquire or subscribe for any treasury or unissued shares of any class of the corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying any right, option or warrant to acquire shares of any class now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting rights of such shareholder, and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

3. Article Ten is added, reading as follows:

Each director, each officer, and each other person who may have acted as a representative of the corporation at its request, and his heirs, executors and administrators, shall be indemnified by the corporation against any costs and expenses, including counsel fees, reasonably incurred in connection with any civil, criminal, administrative or other claim, action, suit or proceeding in which he or they may become involved or with which he or they may be threatened, by reason of his being or having been a director or officer of the corporation, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, except costs, expenses or payments in relation to any matter as to which he shall be finally adjudged not to have acted in good faith and in the best interests of the corporation, or finally adjudged not to have had reasonable cause to believe his action was legal, or in relation to any matter as to which there has been no adjudication with respect to his performance of his duties to the corporation unless the corporation shall receive an opinion from independent counsel that the director, officer, or representative has acted in good faith in what he considered to be the best interests of the corporation and with no reasonable cause to believe the action was illegal. In the case of a criminal action, suit or proceeding, a conviction or judgment (whether after trial or based on a plea of guilty or nolo contendere or its equivalent) shall not be deemed an adjudication that the director, officer or representative was derelict in the performance of his duties to the corporation if he acted in good faith in what he considered to be the best interests of the corporation and with no reasonable cause to believe the action was illegal. The foregoing right of indemnification shall not be exclusive of other rights to which directors, officers and others may be entitled as a matter of law or otherwise.

4. Article Eleven is added, reading as follows:

Cumulative voting for directors of this corporation is hereby expressly prohibited.

ARTICLE THREE

The number of shares of the corporation outstanding and entitled to vote at the time of such adoption was 1,000.

ARTICLE FOUR

The holders of all shares outstanding and entitled to vote have signed a consent in writing adopting said amendment.

Dated: May 10,1982		UNIVERSAL ENGINEERING SERVICES, INC.

		By	/s/ Wiley H. Hatcher
Wiley H. Hatcher President

	And	/s/ R. T. Benson
R. T. Benson, Secretary

STATE OF TEXAS	§
COUNTY OF HARRIS	§

BEFORE ME, a Notary Public, on this day personally appeared WILEY H. HATCHER, known to me to be the person whose name is subscribed to the foregiong document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 10th day of May, A.D. 1982.

/s/ Debra A. Shinling Notary Public, State of Texas My Commission Expires 10-19-84